Exhibit (d)(5)(h)

PACIFIC LIFE FUNDS

AMENDMENT NO. 7 TO THE

FUND MANAGEMENT AGREEMENT

THIS AMENDMENT made effective the 1st day of August, 2014, is made to the Fund Management Agreement (the “Agreement”) dated September 24, 2001, as amended on December 31, 2002, August 5, 2004, December 9, 2005 (“2005 Amendment”), May 1, 2007, May 1, 2008, and October 31, 2013, by and among Pacific Life Insurance Company, a Nebraska corporation (“Pacific Life”), Pacific Investment Management Company LLC, a Delaware limited liability company (“PIMCO” or “Fund Manager”), and Pacific Life Funds, a Delaware Statutory Trust (the “Trust”), which agreement was transferred and assigned from Pacific Life to Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), on May 1, 2007. The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Fund Manager and Trust (together, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.        Section 1, titled Appointment, is replaced with the following:

The Trust and the Investment Adviser hereby appoint Fund Manager to act as subadviser to provide certain investment advisory services to the funds of the Trust, and/or a designated portion of a fund (“Segment”), as listed on Exhibit A attached hereto (individually, a “Fund” and together, the “Funds”) for the periods and on the terms set forth in this Agreement. The Fund Manager accepts such appointment and agrees to furnish the services set forth herein for the compensation herein provided.

In the event the Investment Adviser wishes to retain the Fund Manager to render investment advisory services to one or more funds of the Trust other than the Fund(s), the Investment Adviser shall notify the Fund Manager in writing and shall revise Exhibit A to reflect such additional fund(s). If the Fund Manager is willing to render such services, it shall notify the Trust and the Investment Adviser in writing, whereupon such fund shall become a Fund hereunder, and be subject to this Agreement.

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2.        The definition of “Aggregate Assets” in Exhibit A is replaced with the following:

“Aggregate Assets” shall mean all assets of Pacific Select Fund and Pacific Life Funds currently managed by the Fund Manager as sub-adviser to the Investment Adviser.

3.        All references in Exhibit A to “PL Managed Bond” of the Trust are replaced with “Segment of PL Managed Bond”.

4.        Section 2.1 of the 2005 Amendment, entitled Fund Manager Duties, is replaced with the following:

will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming the value of any of the Fund’s holdings or other assets of the Fund for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Fund Manager or identifies for review by the Fund Manager. Such reasonable assistance shall include (but is not limited to) using best efforts to provide the following valuation services for the Trust:

i.

promptly notifying the Investment Adviser in the event that the Fund Manager reasonably determines that the value of any holding of the Fund does not appear to reflect fair market value; where a market quotation is not readily available or reasonably is deemed to be unreliable by the Fund Manager; or otherwise where such holding requires a review to determine if a fair valuation is necessary (each, a “Fair Valuation Event”). Notwithstanding the foregoing, the Investment Adviser acknowledges and agrees that the Fund Manager is not a pricing vendor for any of the Funds and does not have responsibility for determining the market value of any asset in any of the Funds;

ii.

verifying pricing and providing fair valuations or recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, on the same day at approximately the same time that the Fund Manager first takes such actions for any other account(s) managed by the Fund Manager;

iii.

designating and providing timely access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Fund Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv.

upon the reasonable request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund; and

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v.

maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request. Such records shall be deemed to be Trust records.

5.      Section 12, titled Notices, is hereby deleted and replaced with the following:

Any written notice required by or pertaining to this Agreement, excluding any routine communications, shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by courier, first class mail, facsimile or electronic mail.

If to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Fund Advisor General Counsel

E-mail: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

If to the Fund Manager, to:

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, CA 92660

Fax: 949-720-1376

Attention: General Counsel

E-mail: IMAnotices@pimco.com

cc: Matt Brenner, Account Manager

E-mail: matt.brenner@pimco.com

If to the Trust, to:

Pacific Select Fund

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

6.        Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first written above.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
	Name: Howard T. Hirakawa		Name: Jane M. Guon
	Title: SVP, Fund Advisor Operations		Title: Secretary

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
	Name: Howard T. Hirakawa		Name: Jane M. Guon
	Title: Vice President		Title: Secretary

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Thomas J. Otterbein
Name: Thomas J. Otterbein
Title: Managing Director

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